COMPENSATION FOR VARIABLE LIFE




Year 1                           115% of Target Premium
                                 3% of Excess Premium

Years 2-10                       5% of Target Premium
                                 3% of Excess Premium

Year 11+ .25% annual rate of Accumulation Value, paid quarterly on average balance.

Commission Chargeback Rules:     During the 1st 12 months, seventy-five percent
                                (75%) of the compensation paid will be charged back for full surrenders if compensation was annualized.